Exhibit 21

Subsidiaries of Registrant

The Company has the following subsidiaries, all of which are wholly owned and included in the consolidated financial statements.

Name of Subsidiary	State or County of Incorporation

Aerospace Metal Composites Limited	England
Materion Advanced Chemicals Inc.	Wisconsin
Materion Advanced Materials Technologies and Services Netherlands BV	Netherlands
Materion Advanced Materials Technologies and Services Suzhou Ltd.	China
Materion Advanced Materials Technologies and Services Corp.	New Mexico
Materion Advanced Materials Technologies and Services Far East PTE Ltd.	Singapore
Materion Advanced Materials Technologies and Services Inc.	New York
Materion Advanced Materials Technologies and Services Shanghai Co. Ltd.	China
Materion Advanced Materials Technologies and Services Taiwan Co. Ltd.	Taiwan
Materion Brewster LLC	New York
Materion Brush (Japan) Ltd.	Japan
Materion Brush (Singapore) PTE Ltd.	Singapore
Materion Brush GmbH	Germany
Materion Brush Inc.	Ohio
Materion Brush International Inc.	Ohio
Materion Brush Ltd.	England
Materion Ceramics Inc.	Arizona
Materion Czech S.R.O.	Czech Republic
Materion Ireland Limited	Ireland
Materion Large Area Coatings LLC	Delaware
Materion Natural Resources Inc.	Utah
Materion Precision Optics (Korea) LLC	Korea
Materion Precision Optics (Shanghai) Limited	China
Materion Precision Optics (Japan) GK	Japan
Materion Precision Optics (U.K.) Limited	England
Materion Precision Optics and Thin Film Coatings Corporation	California
Materion Precision Optics and Thin Film Coatings Inc.	Massachusetts
Materion Services Inc.	Ohio
Materion Technical Materials Inc.	Ohio
Materion Technologies Inc.	Arizona